UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2008

BONDS.COM GROUP, INC
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway
Suite 212
Boca Raton, FL 33432
 (Address of principal executive offices and Zip Code)

(561) 953-4353
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) William M. Bass resigned as a director on February 21, 2008. Mr. Bass also resigned as our principal financial and accounting officer on such date.

(b) The Board of Directors appointed Rodger Rees, 53, as Chief Financial Officer on February 21, 2008. Mr. Rees, as a result of such appointment, has replaced Mr. Bass as our principal financial and accounting officer. From November 2007 to February 2008, Mr. Rees was a consultant with Tatum, LLC, an Atlanta-based consulting firm that provides chief financial officers to businesses on a consulting basis. While engaged by Tatum, LLC, Mr. Rees provided financial consulting services to Bonds.com Holdings, Inc., which we acquired in a reverse merger transaction on December 21, 2007, and which is our current operating business. From May 2005 through May 2006, Rodger E. Rees served as Chief Financial Officer and Secretary of Empire Financial Holding Co. (now Jesup & Lamont, Inc.), a publicly traded brokerage, asset management, and investment banking firm with wholly-owned subsidiaries Empire Financial Group, Inc., a FINRA-registered broker-dealer, and Empire Investment Advisors, Inc., an SEC-registered investment advisory firm. From February 2005 through May 2006, Mr. Rees served as Chief Operating Officer of Empire Financial Group, Inc. and Empire Investment Advisors, Inc. From July 2001 through February 2005, Mr. Rees served as the director of independent broker-dealer services for Empire Financial Group, Inc. Mr. Rees holds a Bachelor of Science degree with a major in accounting from East Tennessee State University and is a Certified Public Accountant licensed in the state of Georgia.

(c) The Board of Directors appointed Rodger Rees as a director on February 21, 2008. Mr. Rees also was appointed on February 21, 2008 to serve on our recently created audit and compensation committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2008

BONDS.COM GROUP, INC.

By:	/s/ John J. Barry IV
John J. Barry IV
Chief Executive Officer